Exhibit 4.22

IN ACCORDANCE WITH ITEM 601(B)(10)(IV) OF REGULATION S-K, CERTAIN IDENTIFIED INFORMATION HAS BEEN OMITTED FROM THE EXHIBIT BECAUSE IT IS BOTH (1) NOT MATERIAL AND (2) THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

TERMINATION AGREEMENT

This Termination Agreement (this “Agreement”) is entered into by and among the following parties in Beijing on September 30, 2025.

A.	Beijing Liangzizhige Technology Co., Ltd., a limited liability company duly established and validly existing under the laws of China, with its registered address at Room 1003, 10th Floor, Building 7, No. 34 Chuanyuan Road, Chaoyang District, Beijing (the “Party A”);

B.	Shenzhen Erwan Education Technology Co., Ltd., a limited liability company duly established and validly existing under the laws of China, with its registered address at Unit 2802, Phase II, Qianhai Shimao Financial Center, No. 3040 Xinghai Avenue, Nanshan Street, Qianhai Shenzhen-Hong Kong Cooperation Zone, Shenzhen (the “Party B”)

C.	Feierlai (Beijing) Technology Co., Ltd., a limited liability company duly established and validly existing under the laws of China, with its registered address at Room 1103, 11th Floor, Building 7, No. 34 Chuanyuan Road, Chaoyang District, Beijing (“Beijing Feierlai”);

D.	Beijing Chuangyuqizhi Technology Co., Ltd., a limited liability company duly established and validly existing under the laws of China, with its registered address at Room 1101, 11th Floor, Building 7, No. 34 Chuanyuan Road, Chaoyang District, Beijing (“Beijing Chuangyuqizhi”, and together with Beijing Feierlai, the “Party C”).

In this Agreement, Party A, Party B and Party C shall be referred to individually as a “Party” and collectively as the “Parties”.

WHEREAS:

(1)	Party A and Party B entered into the Exclusive Option Agreement, Exclusive consultancy and service agreement, Voting rights proxy agreement, and Equity pledge agreement (collectively, the “Contractual Arrangements”) with Beijing Feierlai on May 20, 2021, and with Beijing Chuangyuqizhi on April 2, 2025, respectively;

(2)	For the purpose of the group’s business development, Party A intends to exercise the exclusive option under the Contractual Arrangements, requiring Party B to sell the entire equity interests in Party C to a third party, and therefore the Parties agree to terminate the Contractual Arrangements;

(3)	With respect to the sale of the entire equity interests in Party C, the Parties hereto and Nanjing Shangdexinyuan Equity Investment Partnership (Limited Partnership) entered into a Domestic Equity Transfer Agreement (the “Equity Transfer Agreement”) on September 30, 2025.

NOW, THEREFORE, the Parties agree as follows through consultation:

1.	Termination of Contractual Arrangements

1.1	The Parties hereby irrevocably agree and confirm that the Contractual Arrangements shall terminate and cease to have any effect from the Closing Date (as defined in the Equity Transfer Agreement) under the Equity Transfer Agreement.

1.2	The Parties agree that from the termination date of the Contractual Arrangements, the Parties shall no longer enjoy the rights under the Contractual Arrangements and shall no longer be required to perform the obligations under the Contractual Arrangements.

1.3	Each Party hereto hereby irrevocably and unconditionally releases and discharges the other Parties from any and all disputes, claims, demands, rights, obligations, liabilities, actions, contracts or causes of action of any kind or nature, whether known or unknown, which such Party ever had, now has or may have in the future, directly or indirectly, in connection with or arising from the Contractual Arrangements.

2.	Representations and Warranties

Each Party hereby represents and warrants to the other Parties, jointly and severally, as of the date of execution of this Agreement, as follows:

2.1	It has obtained the necessary authorization to execute this Agreement; its execution and performance of this Agreement does not conflict with, restrict or violate any laws, regulations, corporate governance documents or agreements binding upon or affecting it.

2.2	This Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms upon execution.

2.3	There is no litigation, arbitration, or legal, administrative or other proceeding or governmental investigation pending relating to the subject matter of this Agreement.

3.	Undertakings

3.1	The Parties undertake that the execution and effectiveness of this Agreement and the termination of the Contractual Arrangements shall not affect Party A’s right to receive the Equity Transfer Price in accordance with the Equity Transfer Agreement, and Party B undertakes to continue to comply with the Equity Transfer Agreement and pay the Equity Transfer Price it receives to Party A on schedule, or cooperate with other payment arrangements reached by the relevant parties under the Equity Transfer Agreement.

3.2	In order to smoothly terminate the rights and obligations under the Contractual Arrangements, the Parties shall execute all necessary or appropriate documents and take all necessary or appropriate actions, and actively cooperate with the other Parties in obtaining relevant government approvals and/or registration documents (if applicable) and completing relevant termination procedures.

4.	Liability for Breach of Agreement

If any Party breaches the provisions of this Agreement, rendering this Agreement wholly or partially unperformable, it shall bear the liability for breach and compensate the other Parties for any losses suffered as a result thereof.

5.	Confidentiality Obligations

The Parties acknowledge and agree that any oral or written information exchanged between them in connection with this Agreement is confidential information. Each Party shall maintain the confidentiality of all such information and shall not disclose any relevant information to any third party without the prior written consent of the other Parties to this Agreement, except under the following circumstances:

(1)	Such information is or will be known by the public (provided that it is not disclosed to the public by the receiving Party without authorization);

(2)	Disclosure is required by applicable laws and regulations or the rules or regulations of the stock exchange; or

(3)	Information disclosed by any Party to its legal or financial advisors in connection with the transaction contemplated herein, and such legal or financial advisors are also bound by confidentiality obligations similar to those under this clause.

6.	Governing Law and Dispute Resolution

6.1	The formation, validity, interpretation, performance, amendment and termination of this Agreement and the resolution of disputes hereunder shall be governed by the laws of China.

6.2	Any dispute arising from the interpretation and performance of this Agreement shall be first resolved through friendly negotiations between the Parties hereto. If the dispute cannot be resolved within thirty (30) days after one Party issues a written notice to the other Party requesting resolution through negotiation, either Party may submit the dispute to the China International Economic and Trade Arbitration Commission (CIETAC) for arbitration in accordance with its arbitration rules then in effect. The place of arbitration shall be Beijing. The arbitral award shall be final and binding upon the Parties.

6.3	If any dispute arises concerning the interpretation and performance of this Agreement or any dispute is under arbitration, the Parties shall continue to exercise their other rights and perform their other obligations under this Agreement, except for the matters in dispute.

7.	Miscellaneous

7.1	This Agreement shall become effective upon being affixed with the seals of the Parties on the date first written above.

7.2	This Agreement is executed in four (4) originals, with each Party holding one (1) original, all of which shall have the same legal effect.

7.3	The Parties may amend and supplement this Agreement by written agreement. Any amendment and/or supplement agreement to this Agreement executed by the Parties shall be an integral part of this Agreement and shall have the same legal effect as this Agreement.

7.4	With respect to matters related to the Contractual Arrangements, if there is any inconsistency between this Agreement and any other agreement separately executed by the Parties or the version submitted to the market supervision administration department, this Agreement shall prevail.

7.5	The invalidity of any provision under this Agreement shall not affect the legal validity of the other provisions of this Agreement.

[No text below]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first above written.

Beijing Liangzizhige Technology Co., Ltd.

_____/s/ Seal ______________

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first above written.

Shenzhen Erwan Education Technology Co., Ltd.

_____/s/ Seal ______________

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first above written.

Feierlai (Beijing) Technology Co., Ltd.

_____/s/ Seal ______________

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first above written.

Beijing Chuangyuqizhi Technology Co., Ltd. (Seal)

_____/s/ Seal ______________